Exhibit 10.35

Renault & Handley

INDUSTRIAL & COMMERCIAL REAL ESTATE

PARTIES	1. This Sublease is dated for reference purposes only as of May 14, 2003 and is entered into by and between Norian Corporation Sublessor, and Durect Corporation, a Delaware corporation, Sublessee, as a Sublease under the Lease dated May 18, 1994 (the “Original Lease”), as amended by a Lease Amendment, a First Addendum To Lease dated July 22, 1994 (the “First Addendum”), and further extended by subsequent Lease Extension dated October 27, 1999, entered into by Renault & Handley Employees Investment Co., as Lessor, and Norian Corporation, Sublessor under this Sublease, as Lessee (hereinafter the “Lease”). A copy of said Lease is attached hereto, marked Exhibit “A” and incorporated herein by reference.

PROVISIONS CONSTITUTING SUBLEASE

2. (a) This Sublease is subject to all of the terms and conditions of the Lease in Exhibit “A”; except as specifically exempted herein, and Sublessee shall assume and perform the obligations of Sublessor as Sublessee in said Lease, to the extent said terms and conditions are applicable to the Premises subleased pursuant to this Sublease. Sublessee shall not commit or permit to be committed on the Subleased Premises any act or omission which shall violate any term or condition of the Lease. In the event of the termination of Sublessor’s interest as Lessee under the Lease for any reason, then this Sublease shall terminate coincidentally therewith without any liability of Sublessor to Sublessee.

2. (b) All of the terms and conditions contained in the Lease dated May 18, 1994 in Exhibit “A” are incorporated herein, except for Paragraphs 3, 4, 5, 6; and in the First Addendum To Lease dated July 22, 1994 except for paragraphs 1(A), 1(B), 2, 6(B), 6(C) and 13, and Lease Amendment and Lease Extensions attached hereto, as terms and conditions of this Sublease (with each reference therein to Lessor and Lessee to be deemed to refer to Sublessor and Sublessee) and along with all the following paragraphs set out in this Sublease, shall be the complete terms and conditions of this Sublease.

PREMISES	3. Sublessor leases to Sublessee, and Sublessee hires from said Sublessor, the following described

Premises situated in the City of Cupertino, County of Santa Clara, State of California:

An approximate 20,100 square foot freestanding biotechnology/lab building, to include the lot on which it is situated, commonly known as 10260 Bubb Road.

Sublessee acknowledges that the Premises is presently being used for general office and administration and for the research and development of biotechnology products and agrees to use said Premises for the same purpose, including light manufacturing, and for no other without the prior written consent of both Sublessor and Master Lessor.

TERM	4.1 The term of this Sublease shall be for a period commencing January 1, 2004 and ending December 31, 2004. Commencement of this Sublease term shall be subject to Sublessor receiving all requisite approvals for its closure of the Premises from the appropriate governing authorities.

4.2 DELAY IN COMMENCEMENT: Notwithstanding said commencement date, if for any reason Sublessor cannot deliver possession of the Premises to Sublessee on said date, Sublessor shall not be subject to any liability thereof, nor shall such failure affect the validity of this Sublease or the obligations of Sublessee. However, Sublessee shall not be obligated to pay rent until possession of the Premises is tendered to Sublessee; provided, however, that if Sublessor shall not have delivered possession of the Premises within sixty (60) days from said commencement date, Sublessee may, at Sublessee’s option, by notice in writing to Sublessor, cancel this Sublease. If this Sublease is cancelled as herein provided, Sublessor shall return any monies deposited by Sublessee and the parties shall be discharged from all obligations hereunder.

4.3 EARLY POSSESSION: In the event that Sublessor shall permit Sublessee to occupy the Premises prior to the commencement date of the term, such occupancy shall be subject to all of the provisions of this Sublease. Said early possession shall not advance the termination date of this Sublease.

RENT	5. Sublessee shall pay to Sublessor as rent for the Premises equal monthly installments of Thirty Thousand One Hundred Fifty and No/100ths Dollars ($30,150.00), in advance, on the first day of each month of the term hereof. Rent for any period during the term hereof which is for less than one month shall be a pro rata portion of the monthly installment. Rent shall be payable without notice or demand and without any deduction, offset, or abatement in lawful money of the United States of America to Sublessor at the address stated below or to such other persons or at such other places as Sublessor may designate in writing:

Synthes USA
Attn: Accounting Department
1690 Russell Road
Paoli, PA 19301

SECURITY DEPOSIT

6. Sublessee shall deposit with Sublessor the sum of Sixty Thousand Three Hundred and No/100ths Dollars ($60,300.00) as security for Sublessee’s faithful performance of Sublessee’s obligations hereunder. If Sublessee fails to pay rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Sublease, Sublessor may use, apply or retain all or any portion of said deposit for the payment of any rent or other charge in default or for the payment of any other sum to which Sublessor may become obligated by reason of Sublessee’s default, or to compensate Sublessor for any loss or damage which Sublessor may suffer thereby. If Sublessor so uses or applies all or any portion of said deposit, Sublessee shall, within ten (10) days after written demand thereof deposit cash with Sublessor in an amount sufficient to restore said deposit to the full amount hereinabove stated and Sublessee’s failure to do so shall be a breach of this Sublease, and Sublessor may at his option terminate this Sublease. Sublessor shall not be required to keep said deposit separate from its general accounts. Sublessor and Sublessee acknowledge that Sublessee, as lessee, is entering into a direct lease of the Premises with Lessor, as lessor, commencing January 1, 2005 and that, as a material part as a consideration for entering into such direct lease, Sublessee has agreed to provide Lessor with a security deposit in the amount of Sixty Thousand Three Hundred and No/100ths Dollars ($60,300.00). Accordingly, Sublessor and Sublessee agree that the Security Deposit is to be transferred to Lessor pursuant to the terms of the Agreement Regarding Security Deposit attached hereto as Exhibit B.

7. The Premises shall be used and occupied only for general office and administration and for the research, development and manufacture of pharmaceutical and medical device products and for no other purposes without the written consent of Sublessor and Lessor.

Sublessee acknowledges that the Premises is presently being used for general office and administration and for the research, development, and light manufacturing of biotechnology products and agrees to use said Premises for the same purpose and for no other without the prior written consent of both Master Lessor and Sublessor.

CONDITION OF PREMISES	8. Sublessor and Sublessee agree that the Premises includes existing Interior Improvements. Sublessee hereby accepts the Premises in their condition existing as of the date Sublessee occupies the Premises, subject to all applicable zoning, municipal, County and State Laws, ordinances and regulations governing and relating to the use of the Premises, and accepts this Sublease subject thereto and to all matters disclosed thereby and by any Exhibits attached hereto. Sublessee acknowledges that neither Sublessor nor Sublessor’s Agent has made any representations or warranty as to the suitability of the Premises for the conduct of the Sublessee’s business.

9. Representations and Warranties of Sublessor

Sublessor represents and warrants to Sublessee as follows:

A.     To the best of Sublessor’s current actual knowledge, Sublessor is not in default under the terms of the Lease and at all times has fully complied with all material obligations assumed by it as the Lessee under the terms of the Lease;

B.     That as of the commencement date of this Sublease, the Premises are in all material respects in the condition required for the surrender of same to Lessor upon expiration of the lease term as specified in paragraph 7 of the Original Lease and Paragraphs 6 and 11 of the First Addendum save and except for the removal of permanent improvements which were made by Lessor or Sublessor during the terms of the Lease.

C.     Title to all personal property belonging to the Sublessor (including but not limited to modular and non-modular panels not permanently fixed to the premises, business and trade fixtures and movable furniture) which are located in or on the Premises on the commencement date of this Sublease shall pass to Sublessee. If requested by Sublessee any appropriate documents conveying such title shall be prepared at Sublessee’s expense and executed by Sublessor.

BROKER	10. Sublessor and Sublessee present that Renault & Handley is the sole Broker representing Sublessor and Sublessee in connection with this Sublease transaction.

COMMISSION	11. Upon execution of this Sublease, Sublessor shall pay a real estate commission to Renault & Handley as agreed to in a separate written agreement between Sublessor and Renault & Handley.

SUBLESSOR:	SUBLESSEE:
Norian Corporation	Durect Corporation
a Delaware Corporation

BY:	/s/	BY:	/s/ Thomas A. Schreck

ITS:	General Manager	ITS:	Chief Financial Officer

BY:		BY:	/s/ Felix Theeuwes

ITS:		ITS:	Chairman and Chief Scientific Officer

ADDRESS:		ADDRESS:

DATE:		DATE:

CONSENT BY LESSOR: The undersigned Lessor under the Lease in Exhibit “A” hereby consents to the subletting of the Premises described herein on the terms and conditions contained in this Sublease, in addition to those outlined below. This consent shall apply only to this Sublease and shall not be deemed to be a consent to any other Sublease nor shall this consent be construed to release Lessee from any of its obligations under the Lease. Except as expressly set forth in this consent, nothing herein shall be deemed to modify the provisions of the Lease.

Master Lessor has executed that certain letter, dated as of May 21, 2003, regarding Sublessor’s obligations, as lessee under the Lease, with respect to surrendering the Premises, which letter is attached hereto and made a part of this consent.

The Parties acknowledge that by executing this Sublease, the Parties are not creating an agency relationship whereby the Sublessee is the agent of the Master Lessor.

By execution of this Consent to Sublease, Master Lessor hereby acknowledges that Master Lessor has also entered into a direct Lease of the Premises with Sublessee, as Lessee, for a period of Forty Nine (49) months commencing January 1, 2005, and that the execution and delivery of this Sublease is a condition precedent to that Lease.

Master Lessor represents that, to Master Lessor’s current actual knowledge: (i) Sublessor, as of the date of this consent is not in default under the terms of the Lease and (ii) provided that (a) the condition of the Premises does not materially change between the date of this consent and the commencement date of the Sublease and (b) as of the commencement date of the Sublease, Sublessor (as Lessee under the Lease), at its sole expense, has fulfilled all closure requirements of any governmental bodies (of which copies of applicable documentation shall be provided to Sublessee) applicable to the Premises, then, as of the commencement date of this Sublease, the Premises will, in all material respects, be in the condition required for the surrender of same to Master Lessor upon expiration of the term of the Lease as specified in paragraph 7 of the Original Lease and Paragraphs 6 and 11 of the First Addendum.

Sublessee will not be liable for any obligations (a) which it has not expressly assumed under the terms of the Sublease, and (b) which occur, or have occurred, prior to the commencement date of this Sublease unless caused by Sublessee or expressly assumed by Sublessee pursuant to the terms of the Sublease.

Dated this      day of                     , 2003.

AGREED AND ACCEPTED:
SUBLESSEE:	LESSOR:
Durect Corporation	Renault & Handley Employees
A Delaware corporation	Investment Co.
(for Bubb Road Joint Venture)

BY:	/s/ Thomas A. Schreck	BY:	/s/ R.G. Handley
ITS:	Chief Financial Officer	ITS:
BY:
ITS:

EXHIBIT A

Master Lease

EXHIBIT B

Space Plan Showing Tenant Improvements

EXHIBIT C

Initial Alterations Requirements